EXHIBIT 5





                           September 28, 1994


First Virginia Banks, Inc.
6400 Arlington Boulevard
Falls Church, Virginia 22042-2336

Re:  Registration Statement for Proposed Affiliation of
     Farmers National Bancorp with First Virginia Banks, Inc.

Ladies and Gentlemen:

      In connection with the proposed offering of 4,048,584 shares of Common Stock, par value $1.00 per share, of First Virginia Banks, Inc., pursuant to the above-described Registration Statement on Form S-4, I have examined such corporate records, certificates and other documents and such questions of law as I considered necessary or appropriate for purposes of preparation and filing of this opinion.

      On the basis of such examination, it is my opinion that the shares of Common Stock being issued with respect to the affiliation of Farmers National Bancorp with First Virginia Banks, Inc. are legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to said Registration Statement and to the reference to me under the caption "Legal Opinion" in the prospectus included therein.

                                    Very truly yours,

                                    /s/ CHRISTOPHER M. COLE

                                    Christopher M. Cole
                                    Vice President and
                                    Assistant General Counsel